As filed with the Securities and Exchange Commission on July 18, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANGIOTECH PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-0226269
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1618 Station Street

Vancouver, B.C. Canada V6A 1B6

(Address of Principal Executive Offices)

ANGIOTECH PHARMACEUTICALS, INC. 2011 STOCK INCENTIVE PLAN

(Full title of the plan)

K. Thomas Bailey

Chief Financial Officer

Angiotech Pharmaceuticals, Inc.

1618 Station Street

Vancouver, B.C. Canada V6A 1B6

(604) 221-7676

(Name, address and telephone number of agent for service)

Copy to:

Cristopher Greer, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (2)	Proposed maximum offering price per share (5)	Proposed maximum aggregate offering price (5)	Amount of registration fee
Common Shares, without par value (1)	708,023 (3) 1,422,127 (4)	$20.00 (6) $15.96 (7)	$14,160,460 $22,697,146.92	$1,644.03 $2,635.14

(1)	A total of 2,130,150 Common Shares, without par value (the “Common Shares”), of Angiotech Pharmaceuticals, Inc. (the “Company”), may be offered and sold pursuant to the Angiotech Pharmaceuticals, Inc. 2011 Stock Incentive Plan (the “Plan”). The Common Shares are not registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are not listed on any securities exchange. Refer to Part II, Item 4 of this Registration Statement on Form S-8 (this “Registration Statement”) for a more detailed description of the Common Shares.
(2)	Represents 2,130,150 Common Shares issuable pursuant to the Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional shares as may hereafter be offered or issued, pursuant to the Plan, to prevent dilution resulting from stock splits, stock dividends, or similar transactions effected without receipt of consideration.
(3)	Represents 708,023 Common Shares issuable with respect to outstanding options previously granted pursuant to the Plan.
(4)	Represents 1,422,127 Common Shares issuable in connection with equity awards granted pursuant to the Plan.
(5)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act.
(6)	Represents the per share exercise price of $20.00 with respect to outstanding options previously granted pursuant to the Plan.
(7)	Represents the book value of $15.96 per share in connection with equity awards granted pursuant to the Plan.

EXPLANATORY NOTE

This Registration Statement relates to the issuance of up to 2,130,150 Common Shares in connection with the Plan. The Plan became effective on May 12, 2011, in connection with the Company’s recapitalization and emergence from creditor protection proceedings under the Companies’ Creditors Arrangement Act (Canada).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act, in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, filed with the Commission by the Company, are incorporated by reference into this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 16, 2011;

(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the Commission on May 16, 2011; and

(c)	the Company’s Current Reports on Form 8-K, filed with the Commission on January 6, 2011, January 13, 2011, January 28, 2011, February 1, 2011, February 2, 2011, February 10, 2011, February 18, 2011, February 24, 2011, March 4, 2011, April 1, 2011, April 5, 2011, April 6, 2011, April 11, 2011, April 25, 2011, April 29, 2011, May 16, 2011, and July 15, 2011.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities.

The following summary of certain provisions of our Common Shares does not purport to be complete. You should refer to our Articles and our Notice of Articles, as amended, copies of which are incorporated by reference as exhibits to this Registration Statement. The summary below is also qualified by provisions of applicable law.

General

The Company’s authorized capital stock consists of an unlimited number of Common Shares, without par value. The Common Shares are not registered under Section 12 of the Exchange Act and are not listed on any securities exchange. The Common Shares are subject to restrictions on resale or transfer as set forth below under “—Restrictions on Resale or Transfer.”

Restrictions on Resale or Transfer

The Common Shares offered under this Registration Statement may not be resold or transferred by holders unless the Common Shares are registered under the Securities Act or the transaction qualifies for its own exemption under the Securities Act. Absent such registration or exemption, a holder’s resale or transfer of Common Shares offered under this Registration Statement will be in violation of Section 5 of the Securities Act.

Dividend Rights

Subject to the Business Corporations Act (British Columbia) (the “BCBCA”) and to the rights, if any, of shareholders with special rights as to dividends, holders of Common Shares are entitled to receive any dividend declared by the Board of Directors of the Company (the “Board”) out of funds legally available for such purpose. There are currently no shareholders with special rights as to dividends. All dividends on the Common Shares must be declared and paid according to the number of such shares held.

Voting Rights

Holders of Common Shares are entitled to receive notice of any meeting of shareholders and to attend and vote at those meetings. On all matters on which holders of Common Shares are entitled to vote, every shareholder has one vote in respect of each share entitled to be voted on the matter and held by that shareholder and may exercise that vote either in person or by proxy.

At an annual general meeting, the vote of a majority of shares present and entitled to vote, provided a quorum is present, is required to conduct the following business:

(a)	business relating to the conduct of or voting at the meeting;

(b)	consideration of any financial statements of the Company presented to the meeting;

(c)	consideration of any reports of the directors or auditor;

(d)	the setting or changing of the number of directors;

(e)	the election or appointment of directors;

(f)	the appointment of an auditor;

(g)	the setting of the remuneration of the auditor;

(h)	business arising out of a report of the directors not requiring the passing of a special resolution or an exceptional resolution; and

(i)	any other business which, under the Articles or the BCBCA, may be transacted at a meeting of shareholders without prior notice of the business being given to shareholders.

All other business is special business and requires the Company to pass a special resolution at a meeting of shareholders. The adoption of a special resolution requires the vote of three quarters of the votes cast with respect to such resolution, provided a quorum is present.

Non-Canadian Holders and Holders Not Resident in Canada

Canadian law and the Company’s Articles and Notice of Articles do not impose any limitations on the right of nonresident or foreign holders to hold or vote the Common Shares.

Tag-Along Rights

If a shareholder (or group of shareholders that are affiliates) owns 45% or more of the Common Shares and proposes to sell its Common Shares (subject to an exception for sales of shares involving less than 2.5% of the outstanding Common Shares), other shareholders would have the opportunity to elect to sell a pro rata portion of their Common Shares in the same transaction.

Preemptive Rights

If the Company decides to issue new equity or other securities convertible into equity (other than under the Plan or other share compensation plans or in connection with an initial public offering or an acquisition by the Company and certain other exceptions), the holders of Common Shares would have the right to purchase their pro rata share of such additional Common Shares before such Common Shares are offered to any third party for purchase. Subject to certain exceptions, these preemptive rights are intended to protect shareholders from the dilution of their ownership percentages in the Company in the event that an equity financing transaction occurs on a private basis prior to an initial public offering.

Repurchase Rights

If the Company makes any offer to purchase Common Shares, such offer must be made on a pro rata basis to all shareholders (subject to an exception for purchases of equity from management pursuant to the Plan or other share compensation plans). This provision is intended to provide for equal treatment of shareholders in connection with an issuer bid or self tender for Common Shares by the Company.

Going Private Transactions

The Company may not enter into a going-private transaction that would result in the termination of a shareholder’s interest without such shareholder’s consent unless the Company has obtained both (i) the approval of the Board and (ii) the opinion of an independent financial advisor of recognized national standing in Canada or the United States addressed to the Board with respect to the fairness, from a financial point of view, of the going-private transaction. This requirement is intended to ensure the fair treatment of shareholders in connection with this special type of transaction.

Distributions upon a Liquidation

Subject to the BCBCA, upon the voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Common Shares then outstanding are entitled to receive their pro rata share of our assets that are legally available for distribution, (i) after payment of all of our debts and other liabilities and (ii) subject to the rights of any holders of any class or series of our capital stock then outstanding that is pari passu with or is senior to the Common Shares. Our Notice of Articles does not currently provide for any class or series of our capital stock other than the Common Shares.

Tax Matters

The following summary describes the principal Canadian federal income tax considerations generally applicable to a holder that is a beneficial owner of Common Shares and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with the Company; (3) is not affiliated with the Company; (4) holds the Common Shares as capital property; and (5) does not use or hold, and is not deemed to use or hold, the Common Shares in a business carried on in Canada (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer carrying on an insurance business in Canada and elsewhere. This summary does not address any Canadian federal income tax consequences associated with the grant and, if applicable, exercise, settlement, or vesting of Awards (as defined in the Plan).

This summary is based on the current provisions of the Tax Act and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act, and the Canada-United States Tax Convention (1980), as amended (the “Canada-U.S. Tax Treaty”), publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, holders of Common Shares should consult their own tax advisors having regard to their own particular circumstances.

Dividends

Dividends paid or credited on the Common Shares or deemed to be paid or credited on the Common Shares to a Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Holder is entitled under any applicable income tax convention. For example, under the Canada-U.S. Income Tax Convention (1980) (the “Convention”), where dividends on the Common Shares are considered to be paid to or derived by a Holder that is the beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits in accordance with, the provisions of the Convention, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Dispositions

A Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of Common Shares, unless the Common Shares are “taxable Canadian property” to the Holder for purposes of the Tax Act and the Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Holder is resident.

Generally, the Common Shares will not constitute taxable Canadian property to a Holder at a particular time, unless at any particular time during the 60-month period that ends at that time, more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. If the Common Shares were issued on the date hereof, the Company does not believe that the Common Shares would derive more than 50% of their fair market value directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Common Shares could be deemed to be taxable Canadian property. Holders whose Common Shares may constitute taxable Canadian property should consult their own tax advisors.

If the Common Shares are taxable Canadian property to a Holder at the time of their disposition and are not listed on a designated stock exchange (such as the TSX) at that time, the notification and withholding provisions of section 116 of the Tax Act will apply to the Holder.

Registration Rights Agreement

The Company is party to a Registration Rights Agreement, dated May 12, 2011 (the “Registration Rights Agreement”), with certain holders of Common Shares (the “Investors”). The Registration Rights Agreement grants the Investors (and their permitted assignees) certain registration rights, including demand, “piggyback,” and Form S-3 registration rights, as well as certain information rights.

The Registration Rights Agreement provides that the Investors may make written demands of the Company to register the Common Shares owned by the Investors; provided, however, that the Company is not obligated to effect more than three such demand registrations. In addition, the Investors have “piggyback” registration rights entitling them to require the Company to register their Common Shares in connection with any registration statements filed by the Company, subject to certain exceptions. Assuming compliance with the eligibility requirements thereof, the Company has also agreed to use commercially reasonable efforts to register the Common Shares on Form S-3 or any similar short-form registration statement upon the written request of holders of at least 10% of the Common Shares issued in connection with the Company’s previously announced recapitalization and in-court financial restructuring pursuant to the Companies’ Creditors Arrangement Act (Canada). The registration rights granted in the Registration Rights Agreement are subject to customary restrictions such as minimum offering size, blackout periods and other limitations. The Registration Rights Agreement also provides that the Company is obligated to indemnify the Investors in certain limited circumstances.

The above description of the Registration Rights Agreement does not purport to be a complete statement of the parties’ rights and obligations thereunder and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Commission on May 16, 2011, which Current Report has been incorporated herein by reference.

Securities to be Offered Pursuant to Awards

A total of 2,130,150 Common Shares may be offered and sold pursuant to the Plan. In addition, an indeterminable number of additional Common Shares may hereafter be offered or issued pursuant to the Plan to prevent dilution resulting from stock splits, stock dividends, or similar transactions effected without receipt of consideration. Unless sooner terminated by the Board, the Plan will terminate the day before the 10th anniversary of its effective date. All awards made under the Plan prior to its termination will remain in effect until such awards have been settled or terminated in accordance with the terms and provisions of the Plan and any applicable award agreements. Awards subject to exercise will be granted with an exercise price that is no less than the fair market value of the Common Shares on the date of grant.

There are currently outstanding under the plan (x) 708,023 options with tandem stock appreciation rights, (y) 299,479 restricted stock units, and (z) 221,354 shares of restricted stock.

The Board will make proportionate adjustments to awards, including any applicable exercise price, in the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Common Shares or the price of the Common Shares.

All awards granted, and securities issued, pursuant to the Plan will be subject to the terms and conditions of the Plan, which is incorporated herein by reference, and the terms of applicable award agreements, as determined by the Board at the time of grant pursuant to its authority under the Plan.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subject to the BCBCA, our directors, former directors, and alternate directors and their heirs and legal personal representatives are indemnified against all Eligible Penalties (defined below) to which such person is or may be liable and the Company must, after the final disposition of an Eligible Proceeding (defined below), pay the expenses actually and reasonably incurred by such person in respect of that proceeding, as set forth in our Articles. In addition, our Articles provide that we may, subject to any restrictions in the BCBCA, indemnify any person.

Under the BCBCA, we may indemnify (a) a current or former director or officer of the Company, (b) a current or former director or officer of another corporation at a time when that corporation is or was an affiliate of the Company, (c) a current or former director or officer of another corporation who holds or held such position at the request of the Company, and (d) an individual who at the request of the Company, is or was, or holds or held a position equivalent to that of, a director, or officer of a partnership, trust, joint venture, or other unincorporated entity, (collectively, an “Eligible Party”). In certain circumstances an Eligible Party will include the heirs and personal or other legal representatives of an Eligible Party. We may indemnify an Eligible Party against any Eligible Penalty (defined below) to which the Eligible Party is or may be liable. After the final disposition of an Eligible Proceeding (defined below), we may pay all Expenses (defined below) actually and reasonably incurred by the Eligible Party in connection with such Proceeding (defined below) and must pay all such Expenses actually and reasonably incurred by the Eligible Party in connection with such Proceeding if the Eligible Party has not been reimbursed for those Expenses and is wholly successful, on the merits or otherwise, in the outcome of the Proceeding or is substantially successful on the merits in the outcome of the Proceeding. Among other circumstances, we will not indemnify or cover the Expenses of an Eligible Party if the Eligible Party did not act honestly and in good faith with a view to the best interests of the Company or if the Eligible Party (in the case of an Eligible Proceeding other than a civil Proceeding) did not have reasonable grounds for believing that the Eligible Party’s conduct in respect of which the Proceeding was brought was lawful. Further, we cannot indemnify or cover the Expenses of an Eligible Party in respect of any Proceeding brought by or on behalf of the Company against an Eligible Party. The Supreme Court of British Columbia may, among other things, on the application of a corporation or an Eligible Party, order indemnification by the Company of any liability or expense incurred by an Eligible Party in respect of an Eligible Proceeding.

“Eligible Penalty” means a judgment, penalty, or fine awarded or imposed in, or an amount paid in settlement of, an Eligible Proceeding.

“Eligible Proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending, or completed (each, a “Proceeding”), in which an Eligible Party, or any of the Eligible Party’s heirs and personal or other legal representatives, (i) is or may be joined as a party, or (ii) is or may be liable for or in respect of a judgment, penalty, or fine in, or Expenses related to, such Proceeding, in each case by reason of the Eligible Party’s being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company, one of its current or former subsidiaries or affiliates, or another corporation, partnership, trust, joint venture or other unincorporated entity at the Company’s request.

“Expenses” includes costs, charges, and expenses, including legal and other fees, but does not include judgments, penalties, fines, or amounts paid in settlement of a Proceeding.

We have also entered into separate indemnification agreements with each of our directors and executive officers, which are intended to indemnify our directors and executive officers to the fullest extent permitted under the BCBCA, subject to certain exceptions. Our obligations under such separate indemnification agreements are in addition to our indemnification obligations under the BCBCA and our Articles.

We maintain a directors’ and officers’ liability insurance policy, which insures directors and officers of the Company and its subsidiaries for losses as a result of claims based upon the directors’ and officers’ acts or omissions, including liabilities arising under the Securities Act. The policy also reimburses us for payments made pursuant to the indemnity provisions under the BCBCA and our Articles.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement and such Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

1. The undersigned registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on July 18, 2011.

ANGIOTECH PHARMACEUTICALS, INC.

By:	/s/ K. Thomas Bailey
Name:	K. Thomas Bailey
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint K. Thomas Bailey, Jay Dent, the officers of the Company and the Secretary of the Company, and each of them, with full power to act alone, his true and lawful attorney-in-fact and agent with full and several power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ William L. Hunter, M.D. William L. Hunter, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	July 18, 2011

/s/ K. Thomas Bailey K. Thomas Bailey	Chief Financial Officer (Principal Financial Officer)	July 18, 2011

/s/ Jay Dent Jay Dent	Senior Vice President, Finance (Principal Accounting Officer)	July 18, 2011

/s/ Jeffrey D. Goldberg Jeffrey D. Goldberg	Co-Chairman of the Board of Directors	July 18, 2011

II-1

/s/ Kurt M. Cellar Kurt M. Cellar	Co-Chairman of the Board of Directors	July 18, 2011

/s/ Bradley S. Karro Bradley S. Karro	Director	July 18, 2011

/s/ Donald M. Casey, Jr. Donald M. Casey, Jr.	Director	July 18, 2011

/s/ Omar Vaishnavi Omar Vaishnavi	Director	July 18, 2011

II-2

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	First Amendment to Notice of Articles of Angiotech Pharmaceuticals, Inc., dated May 12, 2011 (incorporated by reference to Exhibit 3.1 to the Form 8-K of the Company filed on May 16, 2011).

4.2	Second Amendment to Notice of Articles of Angiotech Pharmaceuticals, Inc., dated May 12, 2011 (incorporated by reference to Exhibit 3.2 to the Form 8-K of the Company filed on May 16, 2011).

4.3	Articles of Angiotech Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.3 to the Form 8-K filed by the Company on May 16, 2011).

4.4	Registration Rights Agreement, dated May 12, 2011, among Angiotech Pharmaceuticals, Inc., and the investors party thereto (incorporated by reference to Exhibit 10.2 to the Form 8-K filed by the Company on May 16, 2011).

99.1	Angiotech Pharmaceuticals, Inc. 2011 Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Form 8-K filed by the Company on May 16, 2011).

5.1*	Opinion of Stikeman Elliot LLP as to the legality of the securities being offered hereunder.

23.1*	Consent of Stikeman Elliot LLP (included in the opinion filed as Exhibit 5.1 hereto).

23.2*	Consent of PricewaterhouseCoopers LLP.

24.1*	Power of Attorney (set forth on the signature page hereto).

*	Filed herewith.